SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This second amendment (“Second Amendment”) is effective as of February 12, 2008 (“Amendment Date”) by and between Twistbox Entertainment, Inc. (as successor-in-interest to The WAAT Corporation) (“Twistbox”) and Adi McAbian (“Employee”), and amends that certain Letter Agreement dated May 16, 2006 by and between Twistbox and Employee, as amended as of December 31, 2007 (collectively, the “Agreement”). Unless otherwise defined herein, defined terms shall have their meanings as set forth in the Agreement.

RECITALS

WHEREAS, Twistbox and Mandalay Media, Inc. (“Mandalay”) have entered into that certain Agreement and Plan of Merger dated December 31, 2007, as amended (‘Plan of Merger”), pursuant to which Employee has agreed to sell, assign, transfer and convey his shares of capital stock in Twistbox in exchange for shares of capital stock of Mandalay (the “Merger”);

WHEREAS, the parties believe it is in the best interest of Twistbox and Employee to mutually agree to certain modifications to the Agreement; and

WHEREAS, the parties hereto desire to memorialize their mutual understandings as contained herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing, Twistbox and Employee desire to amend and/or modify the Agreement and enter into this Amendment on the terms and conditions provided below:

Subject to and expressly conditioned upon the close of the Plan of Merger, Employee’s Agreement shall be modified as follows:

1.	Paragraph 3 shall be deleted in its entirety and replaced with the following:

“In consideration of your full time employment during the Employment Term, the Company will pay you a base salary at the rate of $200,000 on an annualized basis, in accordance with the usual payroll practices of the Company.”

2.	Sub-section (a) of paragraph 9 shall be deleted in its entirety and replaced with the following:

“Non-Competition. During the Employment Term and for the twelve month period following expiration or termination of your employment (the “Restricted Period”), you will not, directly or indirectly, enter into Competition with the Company or any of its affiliates (the “Employer”). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender or in any capacity whatsoever in any activities or businesses related to the provisioning of any of the following products and/or services in connection with Mobile Adult WAP, Adult MobileTV, Adult Off-Deck Services, Mobile AVS Systems and Mobile Adult Advertising Services.”

3.	All terms and conditions of the Agreement not specifically and expressly modified or amended herein are hereby ratified and confirmed in all respects and shall remain in full force and effect.

4.
Each person who executes this Second Amendment represents and warrants to the other party hereto that they have the authority to do so and to bind such party as contemplated hereby, and agrees to hold harmless the other party from any claim that such authority did not exist. This Second Amendment will inure to the benefit of and be binding upon the parties and their respective shareholders, successors and permitted assigns.

5.
Employee acknowledges and agrees that this Second Amendment and the agreement by Employee in Section 2 above is also given in consideration of Employee’s sale, transfer and conveyance of his shares of capital stock in Twistbox and his receipt of consideration in exchange thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Amendment Date set forth above.

TWISTBOX ENTERTAINMENT, INC. (AS SUCCESSOR-IN-INTEREST TO THE WAAT CORPORATION)	EMPLOYEE

By: David Mandell	By: /s/ Adi McAbian
Name: David Mandell	Name: Adi McAbian
Title: EVP/General Counsel	Title: Managing Director